MANAGEMENT AGREEMENT

     This Management Agreement dated as of April 1, 1998, and is by and between COMMONWEALTH LUBES, INC., a Florida corporation having offices at 790 Pershing Road, Raleigh, North Carolina 27608 ("Owner") and NAVIGATOR MANAGEMENT, INC., a Florida corporation having offices at 790 Pershing Road, Raleigh, North Carolina 27608 ("Manager").

     1. Appointment. Owner has ownership of "Jiffy Lube" service centers located in eastern Virginia and an exclusive franchise and development license from Jiffy Lube International, Inc. ("JLI") for such area, and pursuant to such license, the Owner intends to develop additional Jiffy Lube service centers (the existing and to-be-built service centers and the area development rights and license are hereinafter collectively referred to as the "Franchise"). Owner hereby engages Manager, as an independent contractor, and not as a servant or employee, to operate, manage and maintain the Franchise in accordance with the terms and conditions set forth in this Management Agreement, and Manager hereby accepts such engagement.

     2. Powers and Duties of Manager. Owner hereby hires Manager, and Manager agrees, to diligently exercise and perform the following functions:

a) Operations. To supervise the billing and collection of revenues from the service centers; and to supervise the purchase of supplies and inventory required for the operation of each service center comprising the Franchise, and supervise the payment of all bills therefore.

b) Maintenance and Repair. To cause to be maintained any real property owned or leased by the Franchise, including sidewalks, signs, parking lots and landscaping; to cause to be made and supervise minor alterations as required; and to report promptly to Owner, with written confirmation thereof, any conditions in any property requiring the attention of Owner.

c) Employees. To select, supervise, direct, and, if necessary, recommend to the Partnership the discharge of such employees, agents, or independent contractors as shall be hired by the Owner in connection with the operation of the Franchise. It is understood and agreed that such persons shall be hired by the Owner, and not the Manager, shall be paid by the Owner, and may be affiliates or employees or agents of affiliates of the Manager. Manager shall use its best efforts to insure that Owner is in compliance with all state and federal labor and tax laws, including, but not limited to, FSLA, federal withholding tax laws, FICA and federal and state unemployment insurance laws.

d) Utilities and Service Contracts. To make arrangements for electricity, gas, fuel, water, and telephone, and to make contracts in the name of Owner for window cleaning rubbish hauling, landscaping, pest control, HVAC, security and other maintenance services, or such of them as Manager shall deem advisable.

e) Taxes: Licenses and Permits. To send to Owner, upon receipt; all notices of assessment or reassessment and tax bills affecting any real property owned or leased by the Franchise, and to pay or cause to be paid when due real property taxes and assessments and employee taxes. To acquire and keep in force all licenses and certificates and permits required for the operation of the Franchise.

f) Insurance. To arrange in the name of and for the benefit of the Owner, with reputable companies subject to the approval of Owner, insurance against such perils and liability and in such amounts as Owner shall from time to time instruct.

g) Real Estate. To monitor all properties owned by Owner and to assist Owner in complying with the provisions of all leases to which the Owner is a party.

h) Loans. In coordination with the Owner, administer loans in existence and those made in the future, and negotiate any refinancings of such loans as may be requested by Owner.

i) Expenses. To cause to be paid out of the gross receipts and the operating reserve of the Owner all normal and proper operating expenses of the Franchise incurred in the performance of the duties required to be performed by Manager under this Management Agreement, including, but not limited to, reasonable and necessary costs of insurance, taxes, licenses, utilities, maintenance and repairs, advertising, travel and entertainment, rent, royalty fees, payroll and payroll taxes, training and employment of personnel to manage, market and operate the Franchise, and legal and accounting services. It is expressly agreed that Manager shall not be responsible for the payment of the salaries, wages, or costs of any persons whom it may supervise under this Management Agreement (other than compensation payable to Manager's employees), and Owner hereby affirms its understanding that such persons shall be paid by Owner or another affiliate of Owner.

j) Accounting. To cause to be kept at such place as Owner may approve, separate, adequate and detailed books and records covering the operation, maintenance, and management of the Franchise and all matters arising under this Management Agreement, including without limitation, properly receipted vouchers covering all expenses and disbursements. Owner and its designee shall at all times have access to such books and records and shall have the right to audit such books and records at any time. Manager shall also cause to be prepared for JLI such reports as are required by the license agreement and area development agreement executed by the Owner and JLI, and in conjunction with such reports, cause to be made the remittances to JLI as may be required of the Owner pursuant to the aforesaid license agreements and area development agreement; to cause to be generated on a monthly basis an income statement for each service center and consolidated statements of the Franchise, including a balance sheet; to cause to be prepared daily summaries of operations for each service center; to cause to be generated monthly accounts receivable listings for fleet and special customers; and to cause to be sent out billings each month to these customers and to supervise the monitoring of collections thereof; and to cause to be maintained an accounts payable system, including preparation of the Owner's checks in payment of such payables.

k) Bank Account. To cause to be deposited all funds collected from the operation of the Franchise, or in any way incidental thereto, in a bank account separate from the Manager's personal account and all other accounts in a bank approved by Owner, its being understood that all funds so deposited in such account shall be held in trust for Owner. Manager may cause to be endorsed any and all checks drawn to the order of owner for deposit in such bank account for the purpose of paying the expenses mentioned in subparagraph (i) above out of the gross receipts of such account.

l) Compliance with Laws. To assist Owner in keeping the Franchise in compliance with all relevant governmental laws, ordinances, regulations and orders; to furnish Owner promptly with any and all notices, legal or otherwise, of any governmental authority relating to the Franchise which have been served upon Manager; and to provide document review by outside legal counsel retained by or on behalf of Owner in connection with the administration of the Owner's affairs.

     The powers granted to Manager may be exercised by Manager or any designee of Manager. To the extent Manager designates any third party to perform any services of Manager (i) Manager shall nevertheless remain responsible for the management of the Franchise and (ii) the costs payable by the Owner pursuant to this Management Agreement shall not be increased by reason of such designation.

     Any powers not expressly granted to Manager are reserved by Owner.

3.	Term.

a) This Management Agreement shall be effective and in force until the termination of the last Franchise Agreement between the Owner and JLI (or any successor or successors thereto) with respect to any of the service center to which this Management Agreement pertains, unless sooner terminated as provided herein.

b) Notwithstanding the provisions of subparagraph (a) above, the Owner may, at its option, terminate this Management Agreement at any time, upon notice to the Manager, upon (i) Manager's gross negligence, willful misfeasance or material breach in the performance of its duties under this Management Agreement, provided that Manager shall be entitled to written notice of such breach and the opportunity to cure same, or, at a minimum, commence the process of curing same, within 10 business days of the receipt of the notice; (ii) the filing of a petition in bankruptcy by or against Manager (if filed against the Manager, and the petition is not discharged within 60 days of such filing) or an assignment for the benefit of creditors by Manager or any proceeding under any insolvency act by Manager, or (iii) the sale or other disposition of the Franchise.

c) Upon the termination of the agreement, Manager shall deliver to Owner all books, records, documents, funds and the like maintained in connection with the operation of the Franchise, and shall render a final accounting to Owner within 30 days of termination, reflecting the balance of income and expense as the date of termination.

4.  Compensation.
a) Calculation. The Management Fee shall, with respect to any service centers in excess of thirty-four, be calculated and payable on the basis of all of the JLI service centers owned or operated by Lucor, Inc., directly, or through one or more affiliates, including the Owner (collectively referred to below as the "Lucor Service Centers"), as follows:

 Number of Lucor        	Management Fee
 Service Centers        	Per Service Center
 1 - 34		                  	4.50%
 34 - 70		                 	3.00%
 71 - 100		                	2.25%
 More than 100	            	1.50%

 As an example, assuming that as of the date hereof there are thirty-four Lucor Service Centers, the Management Fee payable with respect to the thirty-fifth Lucor Service Center, whether or not operated by the Owner, would be 3%. If the Owner were to operate any additional Lucor Service Center, the Management Fee payable with respect to that service center would be determined by the
schedule provided above.   For the purposes hereof, payment for a
particular service center shall begin for that first full month following commencement of operations for such center. Manager shall be entitled to reimbursement of all reasonable and necessary travel, entertainment and similar out-of-pocket expenses incurred in the performance of its duties under this Management Agreement.

b) No Minimum. No minimum monthly or annual Management Fee shall be payable with respect to any Lucor Service Center.
     5.      Assignment; Successors and Assigns.  This Management
Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective legal representatives, successors and assigns.

     6. No Joint Venture. This Management Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Owner and Manager.

     7. No Waiver. No consent or waiver, express or implied, by the Owner to or of any breach of covenant, condition, or duty of Manager shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

8.	Notices.  Any notice, demand, report, consent, approval or other communications which either party is required or may desire to give to or make upon the other party shall be in writing and shall be served by the United States Postal Service, by registered or certified mail, return receipt requested, addressed to the address of the party to be notified set forth above (or to such other address as either party may designate by notice to the other). Notices shall be deemed given when received, but if delivery is not accepted, on the third business day after the same is deposited with the United States Postal Service.

     9. Governing Law; Amendments. This Management Agreement shall be construed and enforced in accordance with the laws of the State of Florida. This Management Agreement may not be amended, modified, discharged, or changed in any respect whatsoever, except by a further agreement in writing duly executed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the date indicated above.

					MANAGER:
					NAVIGATOR MANAGEMENT, INC.



         /s/ Jerry B. Conway
					BY:_______________________________
					   Jerry B. Conway,
        President

					OWNER:
					COMMONWEALTH LUBES, INC.


         /s/ Stephen P. Conway
					BY:________________________________
					   Stephen P. Conway,
        President